FORM OF AMENDMENT NO. 4 TO MANAGEMENT AGREEMENT

This Amendment No. 4 to the Management Agreement dated November 1, 2004 as amended on April 30, 2005, April 28, 2008 and November 12, 2009 (the “Agreement”), by and between Met Investors Series Trust (the “Trust”) and Met Investors Advisory LLC (a predecessor to MetLife Advisers, LLC) (the “Adviser”), is entered into effective the 1st day of May, 2011.

WHEREAS the Agreement provides for the Adviser to provide certain services to the Trust for which the Adviser is to receive agreed upon fees; and

WHEREAS the Adviser and the Trust desire to make certain changes to the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Adviser and the Trust hereby agree that the Agreement is amended as follows:

1. Schedule A of the Agreement hereby is amended to add the following additional Portfolio:

Portfolio	Percentage of average daily net assets
MetLife Balanced Plus Portfolio	Base Portion*
0.10% of the first $500 million of such assets, plus 0.075% of such assets over $500 million up to $1 billion, plus 0.05% on such assets over $1 billion

Overlay Portion*
0.725% of the first $250 million of such assets, plus 0.700% of such assets over $250 million up to $750 million, plus 0.675% of such assets over $750 million up to $1 billion, plus 0.650% of such assets over $1 billion

* These terms have the definition given to them in the Portfolio’s prospectus.

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 1st day of May 2011.

MET INVESTORS SERIES TRUST		METLIFE ADVISERS, LLC

By:		By:
	Name: Jeffrey A. Tupper		Name: Jeffrey A. Tupper
	Title: Treasurer		Title: Vice President

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